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                                                                    EXHIBIT 11.1

                                  ARQULE, INC.

       STATEMENT RE COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE

                                                                                      YEAR ENDED      SIX MONTHS
                                                                                     DECEMBER 31,   ENDED JUNE 30,
                                                                                         1995            1996
                                                                                     ------------   --------------
Net loss...........................................................................  $(2,252,000 )    $ (754,000)
                                                                                     =============  ===============
Weighted average shares outstanding:
    Common stock...................................................................      599,000         523,000
    Assumed conversion of preferred stock..........................................    5,548,000       6,214,000
    Shares issuable pursuant to SAB 83 using the treasury stock method.............      704,000         704,000
                                                                                     ------------   --------------
        Total shares...............................................................    6,851,000       7,441,000
                                                                                     =============  ===============
Unaudited pro forma net loss per share.............................................  $     (0.33 )    $    (0.10)
                                                                                     =============  ===============